Exhibit 10.30

EXECUTION VERSION

PROPERTY CATASTROPHE EXCESS OF LOSS REINSURANCE AGREEMENT

issued to

HERITAGE PROPERTY & CASUALTY INSURANCE COMPANY

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

EXHIBITS

Exhibit A	Form of Reset Agent Agreement
Exhibit B	Form of Proof of Loss Claim
Exhibit C	Form of Reduced Interest Spread Statement
Exhibit D	Form of Informational Loss Estimate Notice
Exhibit E	Form of Issuance Premium Payment Certificate
Exhibit F	Form of Supplemental Premium Payment Certificate
Exhibit G	Form of Early Termination Notice
Exhibit H	Form of Notice of Non-Payment
Exhibit I	Form of Extension Notice
Exhibit J	Form of Reduced Extension Spread Statement
Exhibit K	Form of Certificate of Additional Cedent
Exhibit L	Form of Extension Termination Notice
Exhibit M	Form of Substitute Reset Statement

-iii-

PROPERTY CATASTROPHE EXCESS OF LOSS REINSURANCE AGREEMENT

(this “Agreement”)

by and among

HERITAGE PROPERTY & CASUALTY INSURANCE COMPANY, together with any other affiliate who becomes a party hereto in accordance with the terms hereof

(the “Ceding Insurer”)

and

CITRUS RE LTD.

(the “Reinsurer”)

W I T N E S S E T H

The Reinsurer hereby reinsures the Ceding Insurer to the extent and on the terms and conditions and subject to the exceptions, exclusions and limitations hereinafter set forth in this Agreement.

ARTICLE 1

Definitions

“30-Day Amount” means, on the date of any Proof of Loss Claim, the amount of Loss Reserves that are estimated and scheduled by the Ceding Insurer to become Paid Losses within 30 calendar days following such date; provided, that the 30-Day Amount may not exceed the lower of (i) 100% of the Ceding Insurer’s Loss Reserves as of such date and (ii) 100% of the Ceding Insurer’s Paid Losses for the immediately preceding 30-day period.

“30-Day Reimbursement Amount” means, as of each Payment Date, if the Loss Payment as of a Payment Date is less than $0, the absolute value of such result.

“Accrual Period” means, with respect to a Payment Date, the period from and including the immediately preceding Payment Date (or the Effective Date, in the case of the First Payment Date) to, but not including, such Payment Date.

“Accrual Period True-Up Interest Amount” has the meaning set forth in Article 9.A.

“Actual Growth Factor” means, for any Loss Event, the ratio of (i) the Average Annual Loss as of the later of the May 31 and the August 31 immediately preceding the Named Storm End Date to (ii) the Average Annual Loss of the Projected Exposure Data as of the most recent Calculation Date.

“Actual Payable Loss” means for each Loss Event, the Estimated Payable Loss for such Loss Event as set forth in the True-Up Interest Statement, which as been subject to the Claims Procedures and assessment of the estimated Loss Reserves by the Loss Reserve Specialist.

“Actual Reduced Principal Amount” has the meaning set forth in Article 9.A.

“Annual Risk Period” means the following consecutive risk periods within the Risk Period: the first period will begin at 12:00:00 a.m., Eastern Time, on June 1, 2014 and end at 11:59:59 p.m., Eastern Time, on May 31, 2015; each of the subsequent consecutive periods will begin at 12:00:00 a.m., Eastern Time, on June 1 and end at 11:59:59 p.m., Eastern Time, on May 31 and the last such consecutive period will end at 11:59:59 p.m., Eastern Time, on April 17, 2017. Loss Events that being during an Annual Risk Period will be deemed to have occurred in such Annual Risk Period in their entirety even if the Annual Risk Period expires while the Loss Event is in progress.

“Attachment Point” means the Initial Attachment Point and, following any Reset, the applicable Updated Attachment Point.

“Available Information” has the meaning ascribed to it in the Series Supplement.

“Average Annual Loss” means the annual modeled expected Loss to the Layer of the Subject Business as calculated by the Reset Agent suing the Escrow Model with 100% Insurance Percentage and application of the Attachment Point and the Exhaustion Point.

“Basic Documents” has the meaning ascribed to it in the Series Supplement.

“Business Day” means a day other than (i) a Saturday, (ii) a Sunday or (iii) a day on which banking institutions or trust companies in any of Bermuda, the City of London or the City of New York are authorized or required by applicable law, regulation or executive order to remain closed.

“Calculation Date” has the meaning set forth in Article 11.C.

“Ceding Insurer” has the meaning set forth in the preamble.

“Ceding Insurer Additional Withdrawal” has the meaning set forth in Article 10.G.

“Ceding Insurer Additional Withdrawal Amount” has the meaning set forth in Article 10.G.

“Ceding Insurer Additional Withdrawal Interest” has the meaning set forth in Article 10.G.

“Ceding Insurer Additional Withdrawal Return Amount” has the meaning set forth in Article 10.G.

“Certificate of Additional Cedent” has the meaning set forth in Article 28.

“Change in Law or Tax Event” has the meaning set forth in Article 7.D.

“Claims Procedures” means the arithmetical agreed upon procedures to be performed in accordance with the Agreed Upon Procedures Standards of the American Institute of Certified Public Accountants, pursuant to the Claims Reviewer Agreement on each Proof of Loss Claim, Reduced Extension Spread Statement and True-Up Interest Statement.

“Claims Reviewer” means KPMG Audit Limited or its successor, or any replacement claims reviewer appointed pursuant to the Claims Reviewer Agreement.

“Claims Reviewer Agreement” means the claims reviewer agreement between the Reinsurer and the Claims Reviewer dated as of the date hereof (as it may be duly amended, supplemented or otherwise modified from time to time).

“Clean Up Termination Event” has the meaning set forth in Article 7.B.

“Commutation” has the meaning set forth in Article 3.D.

“Commutation Date” has the meaning set forth in Article 3.D.

“Confidential Information “ has the meaning set forth in Article 25.A.

“Coverage Limit” has the meaning set forth in Article 2.C.

“Covered Area” means the Initial Covered Area and, following a Reset, the applicable Updated Covered Area.

“Data Review Procedures” has the meaning set forth in Article 11.F.

“Early Termination” has the meaning set forth in Article 7.A.

“Early Termination Date” has the meaning set forth in Article 7.A.

“Early Termination Event” means any of a Clean Up Termination Event, a Service Provider Failure Event, a Reinsurance Agreement Default Event, a Change in Law or Tax Event, or a Supplemental Premium Termination Event, as applicable.

“Early Termination Notice” has the meaning set forth in Article 7.A.

“Effective Date” means April 17, 2014.

“Escrow Agent” means Innovasafe, Inc. or its successor.

“Escrow Loss Probability Model” has the meaning set forth in Article 11.H.

“Estimated Payable Loss” has the meaning set forth in Article 5.A.

“Estimated Reduced Interest Principal Amount” means, for each Accrual Period, an amount equal to the lesser of (i) the sum of each of the most recent Net Estimated Payable Losses for each Loss Event for which a Reduced Interest Spread Statement was delivered and (ii) the Outstanding Principal Amount as of the first day of such Accrual Period after giving effect to any Principal Reduction applied to the Series 2014-1 Notes on such date.

“Event Loss Payment” means, with respect to each Loss Event, (a) the Net Payable Loss as of such Payment Date minus (b) the Net Payable Loss as of the immediately preceding Payment Date.

“Event Notice” means a written notice from the Ceding Insurer to the Reinsurer, the Indenture Trustee, the Claims Reviewer and the Loss Reserve Specialist of the occurrence of a Loss Event, which may contain a Proof of Loss Claim.

“Exclusion” has the meaning set forth in Article 26.

“Exhaustion Point” means the Initial Exhaustion Point and, following any Reset, the applicable Updated Exhaustion Point.

“Exposure Data” has the meaning set forth in Article 11.C.

“Extended Termination Date” means the date (or, as the context requires, any interim date) to which this Agreement is extended upon receipt by the Reinsurer from the Ceding Insurer of an Extension Notice, as such date may be re-extended from time to time as set forth herein, but in no event shall such date be later than the Final Extended Termination Date.

“Extension Determination Date” means the date which is three (3) Business Days prior to the Scheduled Termination Date or any Extended Termination Date, as the case may be.

“Extension Event” means either an Extension Event I or an Extension Event II.

“Extension Event I” has the meaning set forth in Article 8.D.

“Extension Event II” has the meaning set forth in Article 8.D.

“Extension Notice” has the meaning set forth in Article 8.B.

“Extension Period” has the meaning set forth in Article 8.A.

“Extension Spread” means a per annum rate equal to (i) 3.00% for an Extension Event I and (ii) 0.50% for an Extension Event II.

“Extension Termination Notice” means a notice delivered by the Ceding Insurer to the Reinsurer, substantially in the form of Exhibit L hereto, on or prior to any Extension Determination Date to terminate the extension of the term of this Agreement on the immediately following Extended Termination Date; provided that if the Ceding Insurer has at any time delivered a Reduced Interest Spread Statement and paid an Interest Spread Amount calculated in whole or in part at the Reduced Interest Spread, such extension will terminate on the immediately following Extended Termination Date only if the Ceding Insurer has delivered a True-Up Interest Statement to the Reinsurer at least 32 Business Days prior to such Extended Termination Date.

“FHCF Reinsurance” means the Ceding Insurer’s mandatory participation in the Florida Hurricane Catastrophe Fund.

“Final Extended Termination Date” means April 17, 2019 (or if such day is not a Business Day, the immediately following Business Day).

“Final Loss Payment Date” means the earlier to occur of (i) the Commutation Date and (ii) the Final Extended Termination Date.

“Final Loss Reserve Certificate” has the meaning set forth in Article 5.E.

“Final Proof of Loss Claim” means a final Proof of Loss Claim.

“First Payment Date” means July 17, 2014 (or if such day is not a Business Day, the immediately following Business Day).

“Growth Allowance Factor” means 1.10.

“Growth Limitation Factor” means, for a Loss Event, the lesser of 1.00 and the ratio of the Growth Allowance Factor to the applicable Actual Growth Factor.

“Indenture” means the Indenture, dated as of the date hereof, between the Reinsurer and the Indenture Trustee, as supplemented by the Series Supplement dated as of the date hereof.

“Indenture Trustee” means Citibank, N.A. or its successors or assigns or any appointed replacement under the Indenture.

“Informational Loss Estimate” has the meaning set forth in the Article 5.D.

“Informational Loss Estimate Notice” has the meaning set forth in Article 5.D.

“Initial Attachment Point” means $200,000,000.

“Initial Covered Area” means Florida.

“Initial Exhaustion Point” means $350,000,000.

“Initial Exposure Data” has the meaning set forth in Article 11.C.

“Initial Insurance Percentage” means 100%.

“Initial Issuance Premium Payment” has the meaning set forth in Section 6.B.

“Initial Issuance Premium Payment Certificate” has the meaning set forth in Section 6.B.

“Initial Loss Adjustment Expense Factor” means 1.06.

“Initial Modeled Projected Attachment Probability” means 1.69%

“Initial Modeled Projected Expected Loss” means 1.31%.

“Initial Projected Exposure Data” has the meaning set forth in Article 11.C.

“Initial Risk Interest Spread” means 4.25% per annum.

“Initial Stated Reinsurance” means the initial stated reinsurance, which includes the mandatory FHCF Reinsurance.

“Installment Premium” has the meaning set forth in Article 6.A.

“Insurance Management Agreement” means the insurance management agreement between the Reinsurer and the Insurance Manager dated as of the date hereof (as it may be duly amended, supplemented or otherwise modified from time to time).

“Insurance Manager” means Kane (Bermuda) Limited or its successors or assigns.

“Insurance Percentage” means the Initial Insurance Percentage and, following any Reset, the applicable Updated Insurance Percentage.

“Interest Calculation Convention” means all payments of interest calculated using the Risk Interest Spread, Reduced Interest Spread, Extension Spread or True-Up Spread, as the case may be, will be calculated on the basis of the actual number of days elapsed in the related Accrual Period (or partial Accrual Period) and a 360-day year.

“Interest Spread Amount” has the meaning set forth in the Series Supplement.

“Layer” means the difference between the Attachment Point and the Exhaustion Point.

“Loss Adjustment Expense Factor” means the Initial Loss Adjustment Expense Factor and, following any Reset, the applicable Updated Loss Adjustment Expense Factor; provided, however, such factor may not be less than 1.04 nor greater than 1.08.

“Loss Event” means any Named Storm that begins during an Annual Risk Period and results in Losses under one or more Policies.

“Loss Payment” means, as of each Payment Date, the sum of all Event Loss Payments due and payable as of a Payment Date with respect to all Loss Events; provided, that any Loss Payment shall not be greater than the Outstanding Principal Amount on the immediately prior Payment Date or the Effective Date, as applicable.

“Loss Payment Report” has the meaning specified in the Claims Reviewer Agreement.

“Loss Reserve Certificate” means any Preliminary Loss Reserve Certificate or Final Loss Reserve Certificate.

“Loss Reserves” means the liability established by the Ceding Insurer to reflect the estimated unpaid Losses resulting from a Loss Event (including Incurred But Not Reported Losses) that the Ceding Insurer will ultimately be required to pay under the Policies, excluding any losses excluded by the Exclusions, except for the 30-Day Amount which will be considered Paid Losses; provided, however, that for the purpose of calculating Net Payable Loss on the Commutation Date, Loss Reserves will mean the amount estimated by the Ceding Insurer and, if the Loss Reserve Specialist concludes that the Loss Reserves specified by the Ceding Insurer is not reasonable, then Loss Reserves will mean the lower of the amount estimated by the Ceding Insurer and the amount that represents the best point estimate of the Loss Reserves by the Loss Reserve Specialist as set forth in the applicable Loss Reserve Certificate.

“Loss Reserve Procedures” has the meaning specified in the Loss Reserve Specialist Agreement.

“Loss Reserve Specialist” means KPMG Advisory Limited or its successor, or any replacement loss reserve specialist appointed pursuant to the terms of the Loss Reserve Specialist Agreement.

“Loss Reserve Specialist Agreement” means the loss reserve specialist agreement between the Reinsurer and the Loss Reserve Specialist dated as of the date hereof (as it may be duly amended, supplemented or otherwise modified from time to time).

“Losses” means the sum of (i) Paid Losses and (ii) if applicable, Loss Reserves. Losses do not include the Exclusions (except as covered by the Loss Adjustment Expense Factor).

“Max Modeled Projected Attachment Probability” means 2.10%.

“Max Modeled Projected Expected Loss” means 1.65%.

“Modeling Agent” means AIR Worldwide Corporation or its successor.

“Named Storm” means any storm or storm system that has been declared by the Reporting Service to be a tropical cyclone, tropical storm, or hurricane at any time and any place (whether inside or outside the Covered Area) and may include, by way of example, wind, gusts, rough waves, hail, rain, tornadoes, cyclones, storm surge and/or flood, and further includes all ensuing damage caused thereby, resulting therefrom, or as a consequence thereof (including the merging with one or more separate storms or storm systems into a combined storm or storm system). The duration of the Named Storm includes the time period: (i) beginning on the date when a “watch”, “warning”, advisory or bulletin in respect of such Named Storm is first issued by the Reporting Service; (ii) continuing for the time period thereafter during which such Named Storm continues, regardless of its category rating and regardless of whether a “watch”, “warning”, advisory or bulleting remains in effect for such Named Storm; and (iii) ending at 11:59:59 p.m. on the fourth calendar day following the day of issuance of the last “watch”, “warning”, advisory or bulletin in respect of such Named Storm issued by the Reporting Service (“Named Storm End Date”).

“Net Actual Payable Loss” has the meaning set forth in Article 9.A.

“Net Estimated Payable Loss” means, for each Accrual Period and for each Loss Event, the greater of (i) zero and (ii) an amount equal to (a) the Estimated Payable Loss for such Loss Event stated in the Reduced Interest Spread Statement most recently received by the Reinsurer at least four Business Days prior to the first day of such Accrual Period minus (b) the sum of all Event Loss Payments paid to the Ceding Insurer arising from such Loss Event up to and including the first day of such Accrual Period.

“Net Payable Loss” has the meaning set forth in Article 2.C.

“Note Payment Account” has the meaning ascribed to it in the Indenture.

“Notes” means the Series 2014-1 Class A Principal-at-Risk Variable Rate Notes due April 18, 2017.

“Original Principal Amount” means $150,000,000.

“Outstanding Principal Amount” means, as of any Payment Date, the Original Principal Amount as reduced by the aggregate of all Principal Reductions, if any, applied to the Series 2014-1 Notes on all Payment Dates prior to such Payment Date (or, if the context requires, on or prior to such Payment Date) and as increased by the aggregate of all 30-Day Reimbursement Amounts; provided that the Outstanding Principal Amount will not be less than zero nor greater than the Original Principal Amount.

“Paid Claims Rate” means, as determined in good faith in the sole discretion of the Ceding Insurer, the ratio of Ultimate Net Losses for a Loss Event calculated using only Paid Losses divided by Ultimate Net Loss calculated using both Paid Losses and the Loss Reserves, if any, for such Loss Event.

“Paid Losses” means the amount of losses actually paid by the Ceding Insurer in settlement of claims or liability under the Policies from a Loss Event.

“Partial Extension” has the meaning set forth in Article 8.C.

“Partial Repayment Amount” means, to the extent Series 2014-1 Notes are extended pursuant to a Partial Extension, the portion of the Outstanding Principal Amount not extended pursuant to such Partial Extension, as redeemed on a pro rata basis.

“Payment Date” means (i) each July 17, October 17, January 17 and April 17 (except for April 17, 2017) commencing on the First Payment Date and continuing to, but excluding the Scheduled Termination Date; provided, however, that the Payment Date will be on the 17th day of each month for Accrual Periods commencing on the next Payment Date occurring at least five (5) Business Days after a Loss Payment, (ii) the Scheduled Termination Date and (iii) if there are one or more Extension Events, the 17th day of each month during the Extension Period; provided, that, in each case, if any such day is not a Business Day, on the immediately following Business Day; provided, further, that if an Early Termination Event occurs, the final Payment Date will be on the Early Termination Date.

“Permitted Investments” has the meaning ascribed to it in the Reinsurance Trust Agreement.

“Permitted Investments Yield” has the meaning ascribed in the Series Supplement.

“Policy” means all policies, contracts and agreements of insurance issued or contracted by the Ceding Insurer and comprising the Subject Business.

“Preliminary Loss Reserve Certificate” has the meaning given in Article 5.E.

“Premium Deposit Account” has the meaning set forth in Article 6.C.

“Premium Deposit Account Withdrawal Date” has the meaning set forth in Article 6.C.

“Principal Reduction” means, on each Payment Date, an amount equal to the sum of (i) all Loss Payments, if any, paid or payable by the Reinsurer to the Ceding Insurer on such Payment Date under this Agreement and (ii) any Partial Repayment Amount applied to the Series 2014-1 Notes on such Payment Date.

“Projected Exposure Data” has the meaning set forth in Article 11.C.

“Proof of Loss Claim” means a letter from the Ceding Insurer to the Reinsurer, substantially in the form of Exhibit B hereto, the Claims Reviewer and, if applicable, the Loss Reserve Specialist in the form specified in the Reinsurance Agreement, which sets out the following calculations for the related Loss Event: (i) the Ultimate Net Loss; (ii) the Net Payable Loss; (iii) the Event Loss Payment; (iv) the Loss Payment payable on the applicable Payment Date; (v) the corresponding Principal Reduction; and (vi) the corresponding Outstanding Principal Amount.

“Records” has the meaning set forth in Article 24.

“Reduced Extension Spread Event” has the meaning specified in Article 9.A. “Reduced Extension Spread Report” has the meaning specified in Article 9.A. “Reduced Extension Spread Statement” has the meaning specified in Article 9.A. “Reduced Interest Spread” means 0.50% per annum.

“Reduced Interest Spread Statement” has the meaning set forth in Article 5.B. “Reinsurance Agreement Default Event” has the meaning set forth in 7.F. “Reinsurance Agreement Default Event Premium” has the meaning set forth in 7.G.

“Reinsurance Trust Account” has the meaning set forth in the Reinsurance Trust Agreement.

“Reinsurance Trust Agreement” means the reinsurance trust agreement among the Reinsurer, as grantor, the Ceding Insurer, as sole beneficiary, the Reinsurance Trustee, as trustee, pursuant to which a reinsurance trust will be established in connection with this Agreement for the benefit of the Ceding Insurer on the Effective Date.

“Reinsurance Trustee” means Citibank, N.A. or its successors or assigns, as trustee under the Reinsurance Trust Agreement.

“Reinsurer” has the meaning set forth in the preamble.

“Reporting Service” means the National Hurricane Center, Weather Prediction Center or other support center or agency of the National Weather Service or their successor(s).

“Reset” has the meaning set forth in Article 11.A.

“Reset Agent” has the meaning set forth in the Reset Agent Agreement.

“Reset Agent Failure Event” means a failure by the Reset Agent to deliver a Reset Report pursuant to the terms of the Reset Agent Agreement.

“Reset Effective Date” means the first day of the applicable Annual Risk Period.

“Reset Report” has the meaning specified in Article 11.I.

“Residual Interest Amount” means an amount equal to the sum of the present value, discounted at an annual rate of the Initial Risk Interest Spread, of each of the scheduled payments of the Interest Spread Amount that would have been payable for the remaining portion of the relevant Accrual Period days during the period from the Payment Date when the Outstanding Principal Amount (including the effect of any Principal Reduction to the Series 2014-1 Notes on such date) has been reduced to zero to and excluding the first anniversary date of the Effective Date.

“Risk Interest Principal Amount” means, for each Accrual Period, an amount equal to (i) the Outstanding Principal Amount as of the first day of such Accrual Period after giving effect to any Principal Reduction allocated to the Series 2014-1 Notes on such date minus (ii) the Estimated Reduced Interest Principal Amount for such Accrual Period; provided, that the Risk Interest Principal Amount shall not be less than zero.

“Risk Interest Spread” means the Initial Risk Interest Spread; provided that if the Ceding Insurer elects a Variable Reset with respect to an Annual Risk Period, the applicable Updated Risk Interest Spread will apply for each Accrual Period that begins in such Annual Risk Period. If a Substitute Reset occurs with respect to an Annual Risk Period, no Risk Spread Calculation will be performed and the Risk Interest Spread that will apply for each Accrual Period that beings in such Annual Risk Period will be the Risk Interest Spread that was applicable for the immediately preceding Annual Risk Period.

“Risk Period” means the period commencing at 12:00:00 a.m., Eastern Time, on June 1, 2014 to and including the earlier of (i) 11:59:59 p.m., Eastern Time, on April 17, 2017 or (ii) in the event of an Early Termination Event, 11:59:59 p.m., Eastern Time, on the date on which an Early Termination Event occurs.

“Risk Spread Calculation” has the meaning set forth in the Reset Agent Agreement.

“Scheduled Termination Date” means April 18, 2017 (or if such day is not a Business Day, on the immediately following Business Day).

“Series 2014-1 Notes” means the Reinsurer’s Series 2014-1 Class A Principal-at-Risk Variable Rate Notes due April 18, 2017.

“Series Supplement” means the separate supplement to the Indenture which sets forth specific terms with respect to the Notes, dated as of the date hereof, between the Reinsurer and the Indenture Trustee.

“Service Provider Failure Event” has the meaning set forth in Article 7.C.

“Stated Reinsurance” has the meaning set forth in Article 2.D.

“Subject Business” has the meaning given in Article 2.B.

“Substitute Reset” has the meaning set forth in Article 11.J.

“Substitute Reset Report” has the meaning set forth in Article 11.K.

“Substitute Reset Statement” has the meaning set forth in Article 11.K.

“Supplemental Premium Payment” has the meaning set forth in Article 6.B.

“Supplemental Premium Payment Certificate” has the meaning set forth in Article 6.B.

“Supplemental Premium Termination Event” has the meaning set forth in 7.E.

“Termination Date” means (i) the earlier to occur of the Early Termination Date, if any, and the Scheduled Termination Date or (ii) following receipt by the Reinsurer from the Ceding Insurer of an Extension Notice, the earlier to occur of the Extended Termination Date or Early Termination Date, as the case may be.

“Total Insured Value” means the sum of the full value of the insured’s covered property, business income values and any other covered property interests.

“True-Up Interest Amount” has the meaning set forth in Article 9.A.

“True-Up Interest Payment Date” has the meaning set forth in Article 9.A.

“True-Up Interest Report” has the meaning set forth in Article 9.A.

“True-Up Interest Statement” has the meaning set forth in Article 9.A.

“True-Up Principal Amount” has the meaning set forth in Article 9.A.

“True-Up Spread” means, for each Accrual Period, a rate equal to the applicable Risk Interest Spread for such Accrual Period minus the Reduced Interest Spread.

“Ultimate Net Loss” means, for each Loss Event, the result of the following calculation:

Step 1 – Determine Policies covered and calculate applicable Losses under such Policies;

Step 2 – Multiply the amount determined in Step 1 by the applicable Growth Limitation Factor;

Step 3 – Multiply the amount determined in Step 2 by the applicable Loss Adjustment Expense Factor;

Step 4 – Determine the applicable FHCF Reinsurance determined by the losses in Step 1 and subtract it from the losses in Step 3;

Step 5 – Subtract the applicable amount of Stated Reinsurance (other than the FHCF Reinsurance applied in Step 5) from the amount in Step 4;

provided, that the Ultimate Net Loss (i) will be based only on Paid Losses and shall include the 30-Day Amount for purposes of calculating any Loss Payment to be made prior to the Commutation Date; and (ii) will be based on Paid Losses and Loss Reserves (excluding any 30-Day Amount) for (A) calculating the Loss Payment on the Commutation Date, (B) any Reduced Interest Spread Statement, and (C) any Reduced Extension Spread Statement.

“Updated Attachment Point” has the meaning set forth in Article 11.A.

“Updated Covered Area” means, following a Reset, any of any of Alabama, Arkansas, Connecticut, Delaware, Florida, Georgia, Hawaii, Illinois, Indiana, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Mississippi, Missouri, New Hampshire, New Jersey, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Vermont, Virginia, West Virginia and the District of Columbia, as specified by the Ceding Insurer on or prior to the April 15 immediately following each Calculation Date.

“Updated Exhaustion Point” has the meaning set forth in Article 11.A.

“Updated Exposure Data” has the meaning set forth in Article 11.C.

“Updated Insurance Percentage” has the meaning set forth in Article 11.A.

“Updated Loss Adjustment Expense Factor” means, if applicable in connection with a Reset, any updated Loss Adjustment Expense Factor provided by the Ceding Insurer for the Layer, provided, however, that such figure shall not be less than 1.04 or greater than 1.08.

“Updated Projected Exposure Data” has the meaning set forth in Article 11.C.

“Updated Risk Interest Spread” has the meaning set forth in the Reset Agent Agreement.

“Updated Stated Reinsurance” has the meaning set forth in Article 2.D.

“Variable Reset” means the Ceding Insurer’s election to provide an Updated Attachment Point that changes the Modeled Projected Attachment Probability.

“Variable Reset Notice” means a written notice from the Ceding Insurer to the Reinsurer electing a Variable Reset and setting the Updated Attachment Point for the next Annual Risk Period.

ARTICLE 2

Business Covered

A. Coverage. Subject to the Coverage Limit set forth in clause C of this Article 2, and the other terms and conditions of this Agreement, the Reinsurer will indemnify the Ceding Insurer from time to time on each Payment Date for certain losses to the Subject Business in excess of the Layer, resulting from one or more Loss Events during the Risk Period. For the avoidance of doubt, if a Loss Event occurs after the Extension Determination Date and prior to the Scheduled Termination Date and the Ceding Insurer has not delivered an Extension Notice prior to such Extension Termination Date, the Reinsurer shall not be liable under this Agreement for such Loss Event. If the Risk Period expires while a Loss Event is in progress, subject to the conditions to coverage contained in this Agreement, such Loss Event will be covered under this Agreement.

B. Subject Business. The subject business reinsured hereunder (“Subject Business”) shall be comprised of the overall insurance portfolio of the Ceding Insurer relating to its commercial, including commercial residential, and residential property insurance business and will consist of Policies in force as of the commencement of the Risk Period and new and renewal Policies becoming effective thereafter during the Risk Period covering risks located in the Covered Area.

C. Coverage Limit. The aggregate of all Loss Payments to be made by the Reinsurer to the Ceding Insurer under this Agreement may not exceed the Original Principal Amount as reduced by the aggregate of all Partial Repayment Amounts and as increased by the aggregate of all 30-Day Reimbursement Amounts (“Coverage Limit”). The net payable loss under this Agreement (the “Net Payable Loss”) will be, with respect to each Loss Event, the applicable Insurance Percentage multiplied by the amount, if any, by which the Ultimate Net Loss exceeds the applicable Attachment Point, up to the applicable Exhaustion Point. Any Net Payable Loss will be based on Paid Losses and 30-Day Amounts only and will be the amount calculated under a Proof of Loss Claim which has been subjected to the Claims Procedures by the Claims Reviewer subject to limited exceptions, except for payments due on the Final Loss Payment Date, in which case the final settlement of all liabilities in respect of such Loss Event under the Reinsurance Agreement may include payment for any Loss Reserves on the Final Loss Payment Date. Additionally, the Ceding Insurer may provide an estimate of Net Payable Loss for the purposes of calculating the Estimated Payable Loss, which will not be subjected to the Claims Procedures and will take into account Paid Losses as well as Loss Reserves estimates. Furthermore, for the purpose of calculating the Actual Payable Loss set forth in the True-Up Interest Statement, Net Payable Loss will be calculated based on the Paid Losses set forth in the most recently provided Proof of Loss Claim with respect to each applicable Loss Event and subjected to the Claims Procedures by the Claims Reviewer and Loss Reserves reviewed by the Loss Reserve Specialist.

D. Stated Reinsurance. The Ceding Insurer has provided to the Reinsurer and the Modeling Agent the Initial Stated Reinsurance as of the date of the Initial Exposure Data, which is applicable for the first Annual Risk Period. For subsequent Annual Risk Periods, the Ceding Insurer may provide updated stated reinsurance to the Reinsurer and the Reset Agent on or prior to the April 15 immediately following each Calculation Date (“Updated Stated Reinsurance”, and when referred to along with the Initial Stated Reinsurance, “Stated Reinsurance”). Following determination of the actual FHCF Reinsurance, the Net Payable Loss will be recalculated accordingly, which may result in a Loss Payment or a 30-Day Reimbursement Amount. The applicable Stated Reinsurance will inure (whether or not such Stated Reinsurance is actually collected or otherwise in effect) to the benefit of the Layer for such Annual Risk Period; provided, that the Stated Reinsurance may be eroded by prior Loss Events (except for any per risk reinsurance actually in effect, which will inure to the benefit of this Agreement and erode in accordance with its terms). The parties hereto acknowledge and agree that the Stated Reinsurance may not match the actual reinsurance purchased by the Ceding Insurer.

E. Follow the Fortunes. Coverage under this Agreement will be subject in all respects to the same interpretations (whether judicial or otherwise), terms, conditions, waivers, alterations and modifications as the Policies comprising the Subject Business, the true intent being that the Reinsurer will in every respect follow the fortunes of the Ceding Insurer in respect of risks the Ceding Insurer has with respect to the Subject Business. All Paid Losses and Losses with respect to the Policies, whether under strict terms or by way of compromise, shall be binding on the Reinsurer, subject, as applicable, to the Claims Procedures and Loss Reserve Procedures, if applicable.

ARTICLE 3

Term

A. Term. This Agreement shall take effect on the Effective Date and shall remain in effect until terminated as provided herein. This Agreement may not be cancelled or terminated prior to the later of (a) the Scheduled Termination Date or (b) an Extended Termination Date (but in no event later than the Final Extended Termination Date), except upon the occurrence of an Early Termination Event.

B. Early Termination. In the event of an Early Termination Event, this Agreement shall terminate on the Early Termination Date.

C. Extension. The Ceding Insurer may, at its option, on or prior to any Extension Termination Date, deliver an Extension Notice to the Reinsurer to extend the term of this Agreement in accordance with Article 8. Notwithstanding any Extension Event, the Risk Period will not be extended and the Reinsurer shall not be liable for losses related to any Loss Event with a Date of Loss after the end of the Risk Period.

D. Commutation. The Ceding Insurer may elect to settle (“Commutation”) all remaining claims and obligations with respect to each and every Loss Event (i) on the Scheduled Termination Date or any Extended Termination Date of (A) at least 18 months have elapsed since the last occurring Named Storm End Date and (B) the Paid Claims Rate is at least 95% for such Loss Event, with such Commutation to be effective on the first Payment Date at least 32 Business Days after the date of election of Commutation by the Ceding Insurer (“Commutation Date”) or (ii) on the Final Extended Termination Date. Upon Commutation, no further Event Loss Payments will be owed to the Ceding Insurer under this Agreement.

ARTICLE 4

Territory

The territorial limit of this Agreement is the Covered Area.

ARTICLE 5

Estimated Payable Loss and Payment of Losses

A. Estimated Payable Loss. As of any Payment Date, the “Estimated Payable Loss” for a Loss Event is an amount equal to the Ceding Insurer’s estimate of the Net Payable Loss (taking into account estimated Loss Reserves) with respect to such Loss Event.

B. Reduced Interest Spread Statement. The Ceding Insurer may from time to time deliver a written letter (each such notice, a “Reduced Interest Spread Statement”) to the Reinsurer. A Reduced Interest Spread Statement will be substantially in the form attached hereto as Exhibit C and will contain the following information:

1. the Ceding Insurer’s estimate of the Estimated Payable Loss;

2. the Net Estimated Payable Loss for the applicable Accrual Period with respect to such Loss Event (calculated using the Estimated Payable Loss set forth pursuant to clause (1) above);

3. the Estimated Reduced Interest Principal Amount as of the date of such Reduced Interest Spread Statement; and

4. the updated Risk Interest Principal Amount as of the date of such Reduced Interest Spread Statement.

C. Once a Reduced Interest Spread Statement is delivered in respect of a Loss Event, each subsequent Reduced Interest Spread Statement, if any, must include the then-current (i) Estimated Payable Loss, (ii) Net Estimated Payable Loss, (iii) Estimated Reduced Interest Principal Amount and (iv) Risk Interest Principal Amount. Each Reduced Interest Spread Statement will take into account each Loss Payment Report (including any Loss Payment specified therein that is to be paid as of the immediately following Payment Date) delivered by the Claims Reviewer at least two Business Days prior to the date of such Reduced Interest Spread Statement if such Loss Payment Report is applicable to a Loss Event accounted for in any Reduced Interest Spread Statement. If in respect of any Loss Events accounted for in a Reduced Interest Spread Statement, there are to be any Loss Payments made on a Payment Date that is prior to the Scheduled Termination Date that were not accounted for in a prior Reduced Interest Spread Statement, the Ceding Insurer will deliver to the Reinsurer, no later than four Business Days prior to such Payment Date, an updated Reduced Interest Spread Statement.

D. Informational Loss Estimate. If following any Loss Event the estimate of Ultimate Net Loss, including Paid Losses and estimated Loss Reserves (as determined by the Ceding Insurer), in respect of such Loss Event (“Informational Loss Estimate”) is greater than either (a) 75% of the applicable attachment point of any Stated Reinsurance which may be eroded by such Loss Event, or (b) 75% of the applicable Attachment Point, then within thirty (30) calendar days after the Ceding Insurer publicly discloses its estimate of Losses in connection with such Loss Event and at each Payment Date thereafter on which such publicly disclosed estimate has changed by more than 5% from that reflected in the previous public disclosure, the Ceding Insurer will notify the Reinsurer, the Indenture Trustee, the Claims Reviewer and the Loss Reserve Specialist of such estimate (each such notice, an “Informational Loss Estimate Notice”). Each Informational Loss Estimate Notice will be substantially in the form attached hereto as Exhibit D. Notwithstanding the foregoing, at the end of any Annual Risk Period only Loss Events subject to clause (b) above in this paragraph will require continued Informational Loss Estimate Notices.

E. Proof of Loss Claim.

1. The Reinsurer shall not be liable for any Loss Payment unless and until the Reinsurer has received a Proof of Loss Claim (or a final Proof of Loss Claim) from the Ceding Insurer setting out the calculation of the Event Loss Payment for a Loss Event, the Loss Payment and corresponding Principal Reduction in respect of a Payment Date, the 30-Day Reimbursement Amount and the resulting Outstanding Principal Amount; provided, however, that each Proof of Loss Claim submitted by the Ceding Insurer under this Agreement (except as otherwise set forth herein) will be subject to the Claims Procedures performed by the Claims Reviewer and, in connection with the Commutation Date, the Loss Reserves Procedures performed by the Loss Reserve Specialist.

2. A Proof of Loss Claim with respect to a certain Payment Date must be submitted by the Ceding Insurer to the Claims Reviewer on the date which is at least 32 Business Days prior to the relevant Payment Date, and with respect to the Commutation Date, to the Loss Reserve Specialist, at least 52 Business Days prior to the Commutation Date. If a Proof of Loss Claim is submitted less than 32 Business Days prior to a Payment Date, no Loss Payment or 30-Day Reimbursement Amount will be paid until the immediately following Payment Date.

3. In connection with each Proof of Loss Claim submitted on a timely basis by the Ceding Insurer, including in connection with the Commutation Date, the Reinsurer shall cause the Claims Reviewer to submit to the Reinsurer, with information only copies provided to the Ceding Insurer, the Reinsurance Trustee and the Indenture Trustee, a Loss Payment Report with respect to each submitted Proof of Loss Claim at least 32 Business Days prior to the applicable Payment Date, subject to the Claims Reviewer’s ability to achieve the confidence level and error rate level required in the Claims Reviewer Agreement, unless (a) a prior Proof of Loss Claim was previously subject to the Claims Procedures by the Claims Reviewer and such Proof of Loss Claim resulted in a Loss Payment Report with a reviewed amount of Paid Losses without exceptions and (b) the increase in the claimed Paid Losses and 30-Day Amount since the last reviewed Proof of Loss Claim using the Claims Procedures (as described in clause (a) above), notwithstanding the number of intervening Proof of Loss Claim, if any, is $50 million or less.

4. A Final Proof of Loss Claim in connection with the Commutation Date shall be presented by the Ceding Insurer to the Reinsurer, the Indenture Trustee, the Reinsurance Trustee, the Claims Reviewer and the Loss Reserve Specialist, if applicable, on the date which is no later than 52 Business Days prior to the Commutation Date, which Proof of Loss Claim shall include a claim for Loss Reserves as well as for Paid Losses (unlike Proof of Loss Claims delivered with respect to any other Payment Date (which may include only Paid Losses and the 30-Day Amount)). Subject to the Claims Procedures, the Reinsurer will cause the Claims Reviewer to submit to the Reinsurer, with information only copies provided to the Indenture Trustee and the Ceding Insurer, no later than seven Business Days prior to the applicable Payment Date, a Loss Payment Report stating the results of its agreed upon procedures for each Loss Event included in the applicable Proof of Loss Claim on the following amounts: (i) Paid Losses; (ii) the 30-Day Amount, if applicable; (iii) Losses; (iv) Ultimate Net Loss; and (v) the amount of any Loss Payment or 30-Day Reimbursement Amount due and payable.

5. In connection with the final Proof of Loss Claim submitted on a timely basis by the Ceding Insurer in connection with the Commutation Date, the Reinsurer shall cause the Loss Reserve Specialist to issue a preliminary loss reserve certificate (the “Preliminary Loss Reserve Certificate”), at least 12 Business Days prior to the Commutation Date, and a final loss reserve certificate (the “Final Loss Reserve Certificate”), at least nine Business Days prior to the Commutation Date, to the Reinsurer, with copies provided to the Ceding Insurer and the Indenture Trustee. Such certificates shall state whether, in the Loss Reserve Specialist’s professional judgment, the Loss Reserves estimated by the Ceding Insurer have been computed and fairly state in accordance with the Loss Reserving Standards and represent a reasonable estimate of Loss Reserves for the Policies covered by this Agreement. Loss Reserves will be assessed for reasonableness by the Loss Reserve Specialist in accordance with the Loss Reserve Procedures and, if determined to be unreasonable by the Loss Reserve Specialist, the Loss Reserves will be equal to the lower of the amount estimated by the Ceding Insurer and the amount that represents the best point estimate of Loss Reserves by the Loss Reserve Specialist. The Loss Reserve Specialist Agreement shall provide that, at the Ceding Insurer’s request, following the provision of a Preliminary Loss Reserve Certificate, the Loss Reserve Specialist will meet with representatives of the Ceding Insurer and the Insurance Manager to discuss any of the Ceding Insurer’s questions in respect of such Preliminary Loss Reserve Certificate, with the goal of resolving in good faith any issues or disputes with respect to the Loss Reserve Specialist’s assessment of the Ceding Insurer’s Loss Reserves.

6. If the Final Loss Reserve Certificate is not received by the Reinsurer and the Ceding Insurer at least seven Business Days prior to the Commutation Date (other than because of failure of the Ceding Insurer to comply with the terms of this Agreement), the Loss Reserves specified by the Ceding Insurer in the Final Proof of Loss Claim will be binding on the Reinsurer and the Ceding Insurer for all purposes under this Agreement.

F. Payment of Losses.

1. For each Proof of Loss Claim (or a final Proof of Loss Claim) together with such other documentation and procedures required by this Article 5, the Reinsurer will pay to the Ceding Insurer on the next applicable Payment Date, an amount equal to the Ultimate Net Loss.

2. Any Loss Payment due to the Ceding Insurer will be satisfied either by the Reinsurer’s payment of such Loss Payment to the Ceding Insurer or by the Ceding Insurer’s withdrawal of funds equal to such Loss Payment from the Reinsurance Trust Account on the Payment Date on which such Loss Payment is due.

G. No Liability for Payments under this Agreement. The parties hereto agree that neither the Claims Reviewer nor the Loss Reserve Specialist is obligated in any way to make payments under this Agreement. The Claims Reviewer will be engaged by the Reinsurer under the Claims Reviewer Agreement solely to provide to the Reinsurer the services described in the Claims Reviewer Agreement.

ARTICLE 6

Reinsurance Premium

A. Premiums. The Ceding Insurer shall make the following premium payments (“Installment Premium”) to the Reinsurer, calculated with respect to each applicable Accrual Period, on the Business Day immediately preceding each Payment Date:

1. for each Accrual Period up to and including the earlier of an Early Termination Date or the Scheduled Termination Date, an amount for such Accrual Period equal to the applicable Interest Spread Amount payable by the Reinsurer for such Accrual Period;

2. for each Accrual Period during the Extension Period, if any, an amount for such Accrual Period equal to the applicable Extension Spread Amount payable by the Reinsurer for such Accrual Period;

3. the True-Up Interest Amount, if any;

4. the Residual Interest Amount, if any;

5. the Reinsurance Agreement Default Event Premium, if any; and

6. the 30-Day Reimbursement Amount, if any.

The Installment Premium will be calculated on the basis of the actual number of days elapsed in the related period and a 360-day year.

B. Initial Issuance and Supplemental Premiums. The Ceding Insurer will also make a payment to the Reinsurer (i) on the Effective Date in an amount equal to the expenses incurred by the Reinsurer in connection with the establishment of the Reinsurer and the program, the original issuance of the Series 2014-1 Notes and certain anticipated operating expenses payable to third parties by the Reinsurer in connection herewith (the “Initial Issuance Premium Payment”) as set forth in a certificate from the Reinsurer, substantially in the form attached hereto as Exhibit E (each, an “Initial Issuance Premium Payment Certificate”), and (ii) on each anniversary of the Effective Date, and from time to time if required, in an amount equal to the operating expenses to be incurred by the Reinsurer, including relating to the Insurance Manager, the Indenture Trustee, the Reinsurance Trust Trustee, the Reset Agent, the Claims Reviewer, the Loss Reserve Specialist, the Escrow Agent and other service providers, each as applicable (each payment pursuant to this clause (ii), an “Supplemental Premium Payment”) as set forth in a certificate from the Reinsurer, substantially in the form attached hereto as Exhibit F (each, a “Supplemental Premium Payment Certificate”). The Reinsurer shall also provide the Ceding Insurer with all documentation reasonably necessary to substantiate any expenses contributing to the Initial Issuance Premium Payment or any Supplemental Premium Payment.

C. Premium Deposit Account.

1. On the Effective Date, the Ceding Insurer will establish a separate cash account (a “Premium Deposit Account”) with Citibank, N.A. (“Citibank”) and deposit into such account an amount equal to the Installment Premiums payable for the first two Accrual Periods. The Premium Deposit Account will be an account in the name of the Ceding Insurer and will be assigned and pledged to the Reinsurer as security for the payment of Installment Premiums for the Series 2014-1 Notes. At least 60 calendar days before each Payment Date, the Ceding Insurer (a) will deposit any amount necessary so that the amount in the Premium Deposit Account as of such date is at least equal to the Installment Premium payments due on the next two succeeding Payment Dates, or (b)

may withdraw any amount held in the Premium Deposit Account in excess of the Installment Premium payment due on the next two succeeding Payment Dates in each case subject to paragraph 3 below. Following the calculation of any Updated Risk Interest Spread, within 5 Business Days of such calculation, the Ceding Insurer (i) will deposit any amount necessary so that the amount in the Premium Deposit Account as of such date is at least equal to the Installment Premium Payment due on the next two succeeding Payment Dates (based on the Updated Risk Interest Spread) or (ii) may withdraw any amount held in the Premium Deposit Account in excess of the Installment Premium payment due on the next two succeeding Payment Dates (based on the Updated Risk Interest Spread).

2. In the event that the Ceding Insurer fails to pay any Installment Premium when due, then within four Business Days of the relevant Payment Date (“Premium Deposit Account Withdrawal Date”), the Reinsurer will be authorized to have an amount equal to the Installment Premium due withdrawn from the Premium Deposit Account and paid to the Reinsurer. Any payment by the Ceding Insurer of Installment Premium on or after the Premium Deposit Account Withdrawal Date will be deposited in the Premium Deposit Account; provided, that a payment to the Premium Deposit Account will only cure a default under this Agreement if received on or before the Premium Deposit Account Withdrawal Date.

3. If the Ceding Insurer elects an Extension Event, on the Extension Determination Date immediately prior to the Scheduled Termination Date, the Ceding Insurer will deposit into the Premium Deposit Account an amount equal to the Installment Premium anticipated to be due at the end of the next two Accrual Periods. At least 60 days before each Payment Date during the Extension Period, the Ceding Insurer will deposit any amount necessary so that the amount in the Premium Deposit Account as of such date is at least equal to the Installment Premium payments due on the two next succeeding Payment Dates; except that with respect to the Payment Date immediately preceding the Commutation Date, no additional deposit will be due.

4. Any accrued interest earned on the Premium Deposit Account shall be credited to the Ceding Insurer and such interest shall not be subject to any right of set-off under this Agreement.

5. The Ceding Insurer shall charge in favor of the Reinsurer the Premium Deposit Account to secure its obligations to make Installment Premium payments under this Agreement and shall cause Citibank to provide account balance information to the Reinsurer on a monthly basis and on request.

D. U.S. Federal Excise Tax. The Ceding Insurer shall timely pay the U.S. federal excise tax due with respect to all premiums paid hereunder to the extent such premium is subject to the U.S. federal tax excise without deduction from Installment Premiums paid to the Reinsurer and shall have the sole right to any refunds of such payments.

E. Taxes. All payments by the Ceding Insurer to the Reinsurer under this Agreement, including, for the avoidance of doubt, the Ceding Insurer Additional Withdrawal Interest payable in accordance with Article 10.G, will be made free and clear of, and without deduction or withholding for or on account of, any and all present and future withholding taxes, unless required by law. If the Ceding Insurer is required by law to deduct or withhold for or on account of any tax from or in respect of any amount payable under this Agreement:

1. the Ceding Insurer shall make all such deductions and withholdings in respect of such tax;

2. the Ceding Insurer shall pay the full amount deducted or withheld in respect of any taxes (including the full amount required to be deducted or withheld from any additional amount paid under clause (3) below) to the relevant taxation or governmental authority in accordance with the applicable law promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed; and

3. the sum payable by the Ceding Insurer to the Reinsurer shall be increased as may be necessary so that, after the Ceding Insurer has made all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this paragraph), the Reinsurer shall receive an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of any taxes.

ARTICLE 7

Early Termination

A. Early Termination. Pursuant to Sections B, C, D and F of this Article 7, the Ceding Insurer shall have the right to give notice of early termination of this Agreement to the Reinsurer substantially in the form attached hereto as Exhibit G (“Early Termination Notice”), which shall cause an Early Termination Event to occur as set forth herein (other than a Reinsurance Agreement Default Event, which is effected pursuant to Section F of this Article 7). If an Early Termination Event has occurred, this Agreement will be terminated prior to the Scheduled Termination Date or, if applicable, on the Extended Termination Date immediately following the Early Termination Event (an “Early Termination”). The date of an Early Termination will be the first Payment Date that occurs (i)(a) if an Early Termination Event occurs less than 35 calendar days prior to the Scheduled Termination Date or any Extended Termination Date, the Scheduled Termination Date or such Extended Termination Date, as the case may be, or otherwise (b) 35 calendar days after the date of such Early Termination Event and (ii) if the Ceding Insurer has at any time delivered a Reduced Interest Spread Statement and paid (or will pay as of the immediately following Payment Date) an Interest Spread Amount calculated in whole or in part at the Reduced Interest Spread, the date that is 32 Business Days after the date the Ceding Insurer has delivered a True-Up Interest Statement to the Reinsurer (“Early Termination Date”).

B. Clean Up Termination Event. A “Clean Up Termination Event” shall occur on the date on which the Outstanding Principal Amount is equal to or less than 10% of the Original Principal Amount and the Ceding Insurer, at its option, delivers to the Reinsurer written notice to terminate this Agreement (effective as of the Early Termination Date); provided, that such termination notice may not be given during the period from and including the Effective Date to but not including the first anniversary date of the Effective Date.

C. Service Provider Failure Event. A “Service Provider Failure Event” shall occur on the date on which the Ceding Insurer gives written notice to the Reinsurer (with a copy to the Indenture Trustee) that it elects to terminate this Agreement effective as of the Effective Date (i) if (a) a Service Provider becomes incapable of performing, or fails to perform, its duties and obligations (and fails to remedy such nonperformance within the applicable cure period) under the applicable Service Provider Agreement (other than as a result of the failure of the Ceding Insurer to comply with the terms of the applicable Service Provider Agreement); (b) the Reinsurer is unable to identify a replacement for such Service Provider with the cooperation of the Ceding Insurer within forty-five (45) calendar days following such Service Provider Failure Event; and (c) in the case of a Service Provider Failure Event with respect to the Reset Agent in respect of any Reset, the Claims Reviewer does not perform certain specified procedures in relation to a Substitute Reset in accordance with the Claims Reviewer Agreement (and fails to remedy such nonperformance within the applicable cure period). For the purpose of a Service Provider Failure Event, “Service Provider” means each of the Insurance Manager and the Reset Agent, and “Service Provider Agreement” means the Insurance Management Agreement and the Reset Agent Agreement, as the case may be.

D. Change in Law or Tax Event. A “Change in Law or Tax Event” shall occur on the date on which the Ceding Insurer, at its option, delivers to the Reinsurer written notice to terminate this Agreement (effective as of the Early Termination Date) if, in the Ceding Insurer’s sole judgment (following written advice of the Ceding Insurer’s legal counsel with a copy provided to the Reinsurer and the Indenture Trustee), there is an amendment to, or change in, the laws or regulations of any relevant jurisdiction (including laws or regulations affecting taxation), or the issuance of, or an amendment to, or change in, or clarification of, an official interpretation or application of such laws or regulations, which (x) would impair the ability of the Ceding Insurer or the Reinsurer to lawfully perform, or would result in material adverse consequences or materially increase the regulatory burden for the Ceding Insurer or the Reinsurer if it continued to perform, its obligations under this Agreement, the Series 2014-1 Notes or the Indenture, as applicable or (y) would materially increase the taxes paid by the Ceding Insurer by disallowing all or part of the deduction for U.S. federal tax purposes for the Premium payable by the Ceding Insurer to the Reinsurer under this Agreement.

E. Supplemental Premium Termination Event. A “Supplemental Premium Termination Event” shall occur on the date on which the Ceding Insurer, at its option, delivers to the Reinsurer written notice to terminate this Agreement (effective as of the Early Termination Date) if the Supplemental Premium Payment exceeds $750,000 in any calendar year.

F. Reinsurance Agreement Default Event. A “Reinsurance Agreement Default Event” shall occur on the date on which an event of default has arisen under this Agreement from a failure of the Ceding Insurer to make any Installment Premium payment, Premium Deposit Account deposit or 30-Day Reimbursement Amount payment when due under this Agreement and such failure to pay or make a deposit continues for five Business Days after the receipt of notice, substantially in the form attached hereto as Exhibit H, of such failure from the Reinsurer. Unless such failure to pay or make a deposit is cured within five Business Days of the receipt of such notice, such failure shall cause a Reinsurance Agreement Default Event. A Reinsurance Agreement Default Event shall occur on the date that the Reinsurer submits a notice, substantially in the form attached hereto as Exhibit H, of the occurrence of a Reinsurance Agreement Default Event to the Ceding Insurer and the Indenture Trustee.

G. Reinsurance Agreement Default Event Premium. Upon the occurrence of Reinsurance Agreement Default Event, an additional amount will be payable with by the Ceding Insurer to the Reinsurer, which will be equal to the sum of the present values, discounted at the Risk Interest Spread in effect as of the Early Termination Date, of each of the scheduled payments of interest at such Risk Interest Spread calculated on the Risk Interest Principal Amount determined as of the Early Termination Date for each Accrual Period that would have occurred during the period from the Early Termination Date to the Scheduled Termination Date.

ARTICLE 8

Extension

A. Extension. The Ceding Insurer may, at its option, require the Reinsurer to extend the term of this Agreement past the Scheduled Termination Date to one or more Extended Termination Dates if the requirements for an Extension Event are satisfied by providing an Extension Notice to the Reinsurer on or prior to the Extension Determination Date preceding the Scheduled Termination Date. If the Ceding Insurer has at any time delivered a Reduced Interest Spread Statement and paid (or will pay as of the immediately following Payment Date) an Installment Premium calculated in whole or in part at the Reduced Interest Spread, the Ceding Insurer must provide an Extension Notice to the Reinsurer on or prior to the Extension Determination Date immediately preceding the Scheduled Termination Date unless the Ceding Insurer has delivered a True-Up Interest Statement to the Reinsurer at least 32 Business Days prior to the Scheduled Termination Date. Prior to the date that is three Business Days prior to the then-current Termination Date, the Ceding Insurer may elect to require the Reinsurer to extend the term of this Agreement only with respect to the portion of the Outstanding Principal Amount that is being extended pursuant to a Partial Extension, as specified in the relevant Extension Notice. Each one-month period from and including the Scheduled Termination Date or the relevant Extended Termination Date, as the case may be, to and including the immediately succeeding Extended Termination Date is referred to as the “Extension Period”.

B. Extension Notice. The “Extension Notice” shall be a written notice, in substantially the form attached hereto as Exhibit I, from the Ceding Insurer to the Reinsurer and the Indenture Trustee of the Ceding Insurer’s election to extend the term of this Agreement beyond the Scheduled Termination Date (or, in the case of a Partial Extension, beyond the Scheduled Termination Date or Extended Termination Date, as applicable). Each Extension Notice must specify (i) which Extension Event is elected and (ii) whether a Partial Extension has occurred and, if so, the portion of the Outstanding Principal Amount that is being extended pursuant to such Partial Extension.

C. Partial Extension. In connection with each Extension Event, if any, the Ceding Insurer may elect to require the Reinsurer to extend the maturity of the Series 2014-1 Notes with respect to a portion of the Outstanding Principal Amount by specifying in the relevant Extension Notice the occurrence of a partial extension and the portion of the Outstanding Principal Amount subject thereto (each such partial extension, a “Partial Extension”).

D. Extension Events. An “Extension Event” shall be either an Extension Event I or an Extension Event II. An Extension Event II may occur without the occurrence of an Extension Event I. An Extension Event I may be followed by an Extension Event II if the conditions for an Extension Event II have been satisfied.

1. The Ceding Insurer may elect to require the Reinsurer to extend the term of this Agreement beyond the Scheduled Termination Date to the Payment Date immediately following the Scheduled Termination Date by providing an Extension Notice to the Reinsurer on or prior to the Extension Determination Date immediately preceding the Scheduled Termination Date. Thereafter, the extension will remain in effect to automatically extend further the terms of this Agreement to each subsequent Payment Date for up to twenty-three additional periods of one month each unless and until the Ceding Insurer elects to terminate the Extension Event I by providing an Extension Termination Notice on or prior to the applicable Extension Determination Date or converting the Extension Event I into an Extension Event II if the conditions for an Extension Event II have been satisfied; provided that the term shall not be extended beyond the Final Extended Termination Date (“Extension Event I”).

2. The Ceding Insurer may elect to require the Reinsurer to extend the term of this Agreement beyond the Scheduled Termination Date or any Extended Termination Date to the Payment Date immediately following the Scheduled Termination Date or such Extended Termination Date, as applicable, if (i) an Extension Notice is provided by the Ceding Insurer to the Reinsurer on or prior to the applicable Extension Determination Date; and (ii) a Reduced Extension Spread Event has occurred prior to the Scheduled Termination Date. Thereafter, the extension will remain in effect to automatically extend further the term of this Agreement to each subsequent Payment Date for up to twenty-three additional periods of one month each, unless and until the Ceding Insurer elects to terminate the Extension Event II by providing an Extension Termination Notice on or prior to the applicable Extension Determination Date; provided that the term shall not be extended beyond the Final Extended Termination Date (“Extension Event II”).

ARTICLE 9

Interest

A. Reserve True-Up Calculation.

1. True-Up Interest Statement. If the Ceding Insurer has submitted at any time a Reduced Interest Spread Statement and paid (or will pay as of the immediately following Payment Date) any Installment Premium at the applicable Reduced Interest Spread, then no later than 32 Business Days prior to the Termination Date, the Ceding Insurer shall submit to the Reinsurer, Claims Reviewer and Loss Reserve Specialist a written letter (“True-Up Interest Statement”) that sets forth (i) the Estimated Payable Loss for each Loss Event with respect to which the Ceding Insurer submitted at any time a Reduced Interest Spread Statement and paid (or will pay as of the immediately following Payment Date) any Installment Premium at the Reduced Interest Spread and (ii) the True-Up Interest Amount payable to the Reinsurer.

2. True-Up Interest Report. The True-Up Interest Statement will be subjected to the Claims Procedures by the Claims Reviewer and the assessment of the Ceding Insurer’s estimates of Loss Reserves by the Loss Reserve Specialist. The Claims Reviewer will deliver to the Reinsurer, with information only copies provided to the Ceding Insurer, a report (“True-Up Interest Report”) in respect of its agreed upon claims procedures on a True-Up Interest Statement.

3. The True-Up Interest Amount. If a Reduced Interest Event has occurred, then the True-Up Interest Amount, as set forth in the True-Up Interest Report, will be payable on the Termination Date. The “True-Up Interest Amount” as of the Termination Date shall be calculated as follows:

Step 1 — determine the Net Actual Payable Loss for each Accrual Period and each Loss Event for which an Estimated Payable Loss greater than zero for such Loss Event was applied to such Accrual Period, where “Net Actual Payable Loss” is an amount equal to (i) the Actual Payable Loss for such Loss Event minus (ii) the sum of all Event Loss Payments paid to the Ceding Insurer in respect of such Loss Event up to and including the first day of such Accrual Period;

Step 2 — for each Accrual Period, aggregate all Net Actual Payable Losses determined for such Accrual Period in step 1; provided that such amount may not be greater than the Outstanding Principal Amount as of the first day of such Accrual Period after giving effect to any Principal Reduction to the Series 2014-1 Notes on such date (“Actual Reduced Principal Amount”);

Step 3 — for each Accrual Period, subtract the Actual Reduced Principal Amount determined for such Accrual Period in step 2 from the Estimated Reduced Interest Principal Amount for such Accrual Period (“True-Up Principal Amount”);

Step 4 — for each Accrual Period, determine the amount of interest the Ceding Insurer overpaid or underpaid for such Accrual Period and interest thereon by multiplying the True-Up Principal Amount for such Accrual Period by the True-Up Spread for such Accrual Period (using the Interest Calculation Convention) and accruing interest on each such result for the period beginning on the first day of the subsequent Accrual Period and ending on the True-Up Interest Payment Date, compounded at the first day of each such subsequent Accrual Period at the applicable Risk Interest Spread or Extension Spread, as applicable, for such subsequent Accrual Period, (“Accrual Period True-Up Interest Amount”); and

Step 5 — determine the “True-Up Interest Amount” by aggregating all Accrual Period True-Up Interest Amounts.

If the True-Up Interest Amount is positive, the True-Up Interest Amount will be paid to the Noteholders on the first Payment Date at least three Business Days following the delivery of a True-Up Interest Report (“True-Up Interest Payment Date”). If such True-Up Interest Amount is not positive, no payment will be made.

4. Reduced Extension Spread. A “Reduced Extension Spread Event” will occur upon satisfaction of all of the following conditions: (i) receipt by the Reinsurer from the Ceding Insurer under this Agreement of a written letter, substantially in the form of Exhibit J hereto (a “Reduced Extension Spread Statement”), to the effect that the Ultimate Net Loss (including both Paid Losses and Loss Reserves) arising from a Loss Event during any Annual Risk Period is estimated by the Ceding Insurer to be greater than 75% of the Attachment Point in effect for such Annual Risk Period and (ii) the delivery to the Reinsurer by the Claims Reviewer of a Claims Review Letter and a report (a “Reduced Extension Spread Report”) in respect of the Claim’s Reviewer’s agreed upon procedures of the Paid Losses specified in such Reduced Extension Spread Statement. The Reduced Extension Spread Statement shall contain a certification by the Ceding Insurer that the Loss Reserves included in the Reduced Extension Spread Statement, as of the date of the certification, has been estimated in a manner consistent with the Ceding Insurer’s reserving practices as applied in the preparation of its published financial statements.

ARTICLE 10

Reinsurance Trust Account

A. Reinsurance Trust Account. On or before the Effective Date, the Reinsurer, as grantor, shall enter into the Reinsurance Trust Agreement, and establish the Reinsurance Trust Account with the Reinsurance Trustee for the benefit of the Ceding Insurer, as beneficiary.

B. Transfer to Reinsurance Trust Account. On the Effective Date, the Reinsurer shall irrevocably deposit all of the gross proceeds from the sale of the Series 2014-1 Notes into the Note Payment Account and immediately transfer such proceeds into the Reinsurance Trust Account. Assets in the Reinsurance Trust Account shall be invested only in Permitted Investments. Assets in the Reinsurance Trust Account shall be held in trust by the Reinsurance Trustee for the benefit of the Ceding Insurer as security for the payment of the Reinsurer’s obligations to the Ceding Insurer under this Agreement.

C. Title of Assets in Reinsurance Trust Account. The Reinsurer shall cause the Indenture Trustee, prior to depositing assets with the Reinsurance Trustee, to execute assignments, endorsements in blank, or transfer legal title to the Reinsurance Trustee of all shares, obligations or any other assets requiring assignments, in order that the Ceding Insurer, or the Reinsurance Trustee upon the direction of the Ceding Insurer, may whenever necessary transfer, assign or negotiate any such assets without consent or signature from the Reinsurer or any other person.

D. Income. The Reinsurer shall be entitled to all interest, earned discount and other income resulting from the investment of the assets, including Permitted Investments Yield, in the Reinsurance Trust Account.

E. Withdrawal from Reinsurance Trust Account.

1. The assets held in the Reinsurance Trust Account will be available to satisfy any obligations of the Reinsurer to the Ceding Insurer under this Agreement, without diminution because of the insolvency of the Ceding Insurer or the Reinsurer.

2. The Reinsurer and the Ceding Insurer agree that the assets in the Reinsurance Trust Account may be withdrawn by the Ceding Insurer at any time, notwithstanding any other provisions in this Agreement and shall be utilized and applied by the Ceding Insurer or its successor by operation of law, including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Ceding Insurer, without diminution because of insolvency on the part of the Ceding Insurer or the Reinsurer, only for the following purposes:

a. to pay or reimburse the Ceding Insurer for any Loss Payments payable by the Reinsurer to the Ceding Insurer under this Agreement, if not otherwise paid by the Reinsurer in accordance with the terms of this Agreement; or

b. where the Ceding Insurer has received notification of termination of the Reinsurance Trust Account and where the Reinsurer’s entire obligation with respect to the Principal Outstanding Amount in effect under this Agreement remains unliquidated and non-discharged, then 10 calendar days prior to such termination date, to withdraw amounts equal to such unliquidated and any non-discharged obligations and deposit such amounts in a separate account, in the name of the Ceding Insurer, in any U.S. bank or trust company, apart from its general assets, in trust for the uses and purposes specified in (a) above as may remain executory after such withdrawal and for any period after such termination date and subject to all of the same terms and conditions set forth in the Reinsurance Trust Agreement.

F. Release Upon Termination. The Ceding Insurer shall instruct the Reinsurance Trustee to liquidate and release to the Reinsurer for deposit into the Note Payment Account one Business Day prior to the Payment Date which coincides with the Termination Date all assets projected to be remaining in the Reinsurance Trust Account, if any, as of the Termination Date (after all transactions (including Loss Payments) affecting the Reinsurance Trust Account to occur on such date). The Reinsurer and the Ceding Insurer shall cooperate with each other and take all actions required by the Reinsurance Trust Agreement and the Reinsurance Trustee to terminate the Reinsurance Trust Account on the Payment Date which coincides with the Termination Date following all transactions affecting the Reinsurance Trust Account to occur on such date.

G. Return of Assets. In the event that the Ceding Insurer withdraws assets from the Reinsurance Trust Account for the purposes set forth in Article 10.E.2.a in excess of actual amounts required to meet the Reinsurer’s obligations to the Ceding Insurer under this Agreement (in each case, a “Ceding Insurer Additional Withdrawal” and such amount withdrawn, the “Ceding Insurer Additional Withdrawal Amount”), the Ceding Insurer will pay interest on the Ceding Insurer Additional Withdrawal Amount (the “Ceding Insurer Additional Withdrawal Interest”) at a per annum rate equal to the prime rate of interest as published in The Wall Street Journal, calculated by the Ceding Insurer on the basis of the actual number of days elapsed and a 360-day year, until such amounts are returned to the Reinsurance Trust Account (the “Ceding Insurer Additional Withdrawal Return Amount”).

ARTICLE 11

Reset Agent

A. Reset. Using the Updated Projected Exposure Data as of the applicable Calculation Date, the Updated Stated Reinsurance, if any, the Updated Loss Adjustment Expense Factor, if any, and the Escrow Loss Probability Model (based on the Base Case analysis), the Reset Agent will reset (each, a “Reset”) effective as of the Reset Effective Date, the Attachment Point, Exhaustion Point, Risk Interest Spread, if applicable, and Insurance Percentage, using the following procedures. A Substitute Reset will also be deemed a Reset.

1. Reset Effective Date. Each Reset will be effective as of the first day of the applicable Annual Risk Period.

2. Attachment Point. If the Ceding Insurer does not elect a Variable Reset, the Reset Agent will provide (a) an updated Attachment Point (“Updated Attachment Point”) to the nearest one million dollars such that the modeled projected exceedance probability is the highest percentage equal to or less than the Initial Modeled Projected Attachment Probability, (b) an updated Exhaustion Point (“Updated Exhaustion Point”) to the nearest one million dollars such that the modeled projected expected loss is the highest percentage equal to or less than the Initial Modeled Projected Expected Loss for the Layer for such Annual Risk Period and (c) an updated Insurance Percentage (“Updated Insurance Percentage”) equal to the Outstanding Principal Amount on the Payment Date immediately preceding the Reset Date divided by the Layer for such Annual Risk Period, provided, that such percentage will not be greater than 100%. If the Ceding Insurer elects a Variable Reset, the Reset Agent will provide (a) an updated Attachment Point designated by the Ceding Insurer and the modeled projected attachment probability, which shall be an amount equal to or less than the Max Modeled Projected Attachment Probability for such Annual Risk Period, (b) an updated Exhaustion Point designated by the Ceding Insurer and the modeled projected expected loss, which shall be an amount equal to or less than the Max Modeled Projected Expected Loss for the applicable Layer and such Annual Risk Period and (c) an updated Insurance Percentage equal to the Outstanding Principal Amount on the Payment Date immediately preceding the Reset Date divided by the Layer for such Annual Risk Period, provided, that such percentage will not be greater than 100%.

B. Reset Agent Agreement. On the Effective Date, the Reinsurer shall enter into the Reset Agent Agreement with the Reset Agent pursuant to which the Reset Agent will perform a Risk Spread Calculation, as described in and pursuant to the Reset Agent Agreement.

C. Exposure Data. The Ceding Insurer has provided to the Reinsurer and the Modeling Agent exposure data as of February 28, 2014 concerning the Policies in-force in respect of the Subject Business (“Initial Exposure Data”) and the Ceding Insurer’s best estimate of growth of Policies in-force in respect of the Subject Business as projected to August 31, 2014 (“Initial Projected Exposure Data”). The Ceding Insurer will provide updated exposure data as of March 31, 2015 and March 31, 2016 (each, a “Calculation Date”) (“Updated Exposure Data” along with and when referred to along with the Initial Exposure Data, “Exposure Data”) and updated projected exposure data and/or a measure of expected exposure growth to August 31 of the applicable year (“Updated Projected Exposure Data”, and when referred to along with the Initial Projected Exposure Data, “Projected Exposure Data”) to the Reinsurer and the Reset Agent no later than the April 15 immediately following each Calculation Date in conformity with the Initial Exposure Data and Initial Projected Exposure Data. The Ceding Insurer will also provide a list of the states to be included in the Covered Area for the next Annual Risk Period. Upon receipt of Updated Exposure Data and Updated Projected Exposure Data, the Reset Agent will perform the Data Review Procedures.

D. No payments will be made to the Ceding Insurer in respect of any Annual Risk Period (except in the first Annual Risk Period) unless the Reset Agent, or in the case of a Substitute Reset, the Ceding Insurer, subject to agreed arithmetical calculation procedures performed by the Claims Reviewer, has established and confirmed to the Reinsurer, the Claims Reviewer and, if applicable, the Ceding Insurer, for such Annual Risk Period, the applicable Updated Attachment Point, the applicable Updated Exhaustion Point and the applicable Updated Insurance Percentage, as revised following a Reset or Substitute Reset, as applicable.

E. Updated Loss Adjustment Expense Factor. The Ceding Insurer may, at its option, update the Loss Adjustment Expense Factor; provided, however, that such factor may not be less than 1.04 nor greater than 1.08. The Updated Loss Adjustment Expense Factor, if any, will be provided by the Ceding Insurer to the Reinsurer and the Reset Agent no later than the April 15 immediately following each Calculation Date. The Updated Loss Adjustment Expense Factor will be applied during the Reset and will become effective as of the Reset Effective Date.

F. Data Review Procedures. Pursuant to the Reset Agent Agreement, the Reset Agent will review the Updated Exposure Data by verifying that locations, policy types, and construction classes can be mapped to formats appropriate to the Escrow Loss Probability Model, that values for coverage limits and deductibles are provided, and that there are no obvious errors in such values (together, the “Data Review Procedures”). The Reset Agent will also confirm the Average Annual Loss of the Updated Projected Exposure Data is not less than the Average Annual Loss of the applicable Updated Exposure Data. If the Average Annual Loss of the applicable Projected Exposure Data is less than the Average Annual Loss of the applicable Exposure Data, then the Updated Projected Exposure Data will be the Updated Exposure Data. The Reset Agent must document the Data Review Procedures, along with options to be used in the analysis.

G. Changes to Escrow Loss Probability Model. In performing a Reset, the Reset Agent will be required on a timely basis, to the extent possible, and with notice to the Reinsurer and the Ceding Insurer, to make such formatting and other changes to the Escrow Loss Probability Model as may be necessary, in its discretion, to reflect changes in the Updated Exposure Data, data inputs and formats, computer and operating systems and other such factors that would otherwise invalidate the use of the Escrow Loss Probability Model; provided, however, that the scientific, engineering and probabilistic assumptions underlying the Escrow Loss Probability Model may not be changed, the impact of any such changes will not affect the validity of the engineering assumptions previously used by the Modeling Agent in the Escrow Loss Probability Model, and the Escrow Loss Probability Model will generate the same results for the Initial Exposure Data regardless of any such changes.

H. Escrow Loss Probability Model. The Modeling Agent has developed a computer simulation model to estimate loss probabilities. To perform each Reset, the Reset Agent will use version 14.0.1 of the AIR Hurricane Model for the United States and version 4.0 of the AIR Hurricane Model for Hawaii, as implemented in Touchstone 1.5.2 and CATRADER 15.0.2, the same models, which will be held in escrow, as used to determine the Initial Modeled Projected Expected Loss (“Escrow Loss Probability Model”), which term will include a certified copy of such model provided by the Reset Agent in the event of a failure to obtain release of the escrowed materials from the Escrow Agent in a timely manner for any reason.

I. Reset Report. The Reset Agent will notify the Reinsurer and the Ceding Insurer of the respective Updated Attachment Point, Updated Exhaustion Point, Updated Insurance Percentage and Updated Modeled Projected Attachment Probability, and in the case of a Variable Reset, the respective Updated Modeled Projected Expected Loss and Updated Risk Interest Spread, no later than the May 10 immediately prior to the relevant Reset Effective Date (each, a “Reset Report”).

J. Substitute Reset. If, in respect of a Calculation Date, a Reset Failure Event occurs and a Replacement Reset Agent cannot be identified within 45 days of such Reset Failure Event, the Ceding Insurer will update the applicable Attachment Point, the applicable Exhaustion Point and the applicable Insurance Percentage (“Substitute Reset”).

K. The Ceding Insurer will calculate the Substitute Reset as follows: (i) the Updated Attachment Point will be calculated, for the applicable Annual Risk Period, by dividing the projected Total Insured Value as of August 31 of the applicable year by the Total Insured Value as of the previous August 31 and multiplying the resulting quotient by the corresponding Attachment Point then in-force; (ii) the Updated Exhaustion Point will increase or decrease by the same dollar amount that the corresponding Updated Attachment Point increased or decreased; and (iii) the Insurance Percentage will be the percentage derived from dividing the Outstanding Principal Amount as of the Payment Date immediately preceding the applicable Reset Effective Date (after giving effect to any Principal Reduction on such Payment Date) by the Layer (provided that such percentage will not be less than 100%). The Claims Reviewer will perform arithmetical recalculation agreed upon procedures to the Substitute Reset Statement provided by the Ceding Insurer in substantially the form attached hereto as Exhibit M (“Substitute Reset Statement”) and deliver to the Reinsurer, with information only copies to the Ceding Insurer, a report (“Substitute Reset Report”) in respect of its agreed upon procedures on a Substitute Reset Statement.

ARTICLE 12

Federal Terrorism Excess Recovery

Any loss reimbursement or payment made by the Ceding Insurer under the Terrorism Risk Insurance Act of 2002, including the Terrorism Risk Insurance Extension Act of 2005, the Terrorism Risk Insurance Program Reauthorization Act of 2007, and any amendments or extension thereof, shall be entirely disregarded in applying all of the provisions of this Agreement.

ARTICLE 13

Net Retained Liability

The amount of the Reinsurer’s liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Ceding Insurer to collect from any other reinsurer(s), whether specific or general, any amounts that may have become due from such reinsurer(s), whether such inability arises from the insolvency of such other reinsurer(s) or otherwise.

ARTICLE 14

Original Conditions

All reinsurance under this Agreement shall be subject to the same terms, conditions, waivers and interpretations, and to the same modifications and alterations as the respective Policies of the Ceding Insurer. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Agreement.

ARTICLE 15

No Third Party Rights

This Agreement is solely between the Ceding Insurer and the Reinsurer, and in no instance shall an, insured, claimant or other third party have any rights under this Agreement except as may be expressly provided otherwise herein.

ARTICLE 16

Offset

Neither the Ceding Insurer nor the Reinsurer shall have the right to offset any balance or balances, on account of premiums or on account of a Loss Event, due from one party to the other under this Agreement, against any balance or balances due and payable to one party from the other whether under this Agreement, any other contract or reinsurance agreement or otherwise.

ARTICLE 17

Limited Recourse

Notwithstanding anything to the contrary in this Agreement, all financial obligations of, and any claims against, the Reinsurer hereunder shall be limited recourse obligations of the Reinsurer payable solely from the Reinsurance Trust Account and shall be extinguished if, at any time, the assets in the Reinsurance Trust Account are exhausted and reduced to zero. Without prejudice to the foregoing, the proceeds of the Reinsurer’s share capital ($1) and any proceeds earned thereon shall not form part of the assets available to satisfy the Reinsurer’s obligations hereunder. The Ceding Insurer, by entering into this Agreement, agrees that no claim may be brought against the Reinsurer, its directors, officers, employees, agents, members, shareholders or administrators for any shortfall in the Reinsurance Trust Account, except in the case of fraud or actions taken in bad faith by any such person. This Article 17 shall survive the termination of this Agreement.

ARTICLE 18

No Petition

The Ceding Insurer, by entering into this Agreement covenants and agrees that it will not at any time institute against the Reinsurer, or join in any commencement or institution against the Reinsurer of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal, state or foreign law (including under Part IV A of the Bermuda Conveyancing Act 1983) until the expiration of one year (or if longer, the applicable preference period or transaction avoidance period then in effect, including any period established pursuant to the laws of Bermuda) and one day from the day when (i) no Notes are outstanding under the Indenture and (ii) the reinsurance agreements related to such Notes have been terminated in accordance with their terms. The provisions of this Article 18 shall survive the termination of this Agreement.

ARTICLE 19

Loss Settlements

A. The Ceding Insurer alone and at its sole discretion shall adjust, settle or compromise all claim and losses.

B. As respects losses subject to this Agreement, all loss settlements made by the Ceding Insurer within the terms and conditions of its underlying Policy and within the terms and conditions of this Agreement, whether under strict Policy terms or by way of compromise, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay or allow, as the case may be, its share of each such settlement as provided in this Agreement. This payment period shall not be extended or enlarged due to a requested or pending audit or review of records.

ARTICLE 20

Salvage and Subrogation

The Ceding Insurer hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights.

ARTICLE 21

Reports and Notices

So long as the Principal Outstanding Amount is greater than zero, the Reinsurer shall promptly deliver, or cause to be delivered, to the Ceding Insurer copies of all reports and notices given or received by the Reinsurer under the Basic Documents (including Available Information), except for reports and notices given or received under this Agreement.

ARTICLE 22

Agent

Heritage Property & Casualty Insurance Company will act as agent of the companies comprising the Ceding Insurer for purposes of remitting or receiving any monies due to or from the Reinsurer under this Agreement and for the purposes of sending and receiving notices required or permitted under this Agreement. Heritage Property & Casualty Insurance Company will not act as agent (or be deemed to so act) for any other purpose under this Agreement, including with respect to insolvency, regulatory supervision or conservatorship.

ARTICLE 23

Currency

Where the word “Dollars” and/or the sign “$” appear in this Agreement, they shall mean United States Dollars.

ARTICLE 24

Access To Records

The Ceding Insurer shall give the Reinsurer and its designated representatives (including the Claims Reviewer and the Loss Reserve Specialist) free access at any reasonable time to all records of the Ceding Insurer that pertain in any way to this Agreement, including, without limitation, the Subject Business (“Records”). This right shall be exercisable during the term of this Agreement or after the expiration of this Agreement as long as either party hereto has a claim against the other arising out of this Agreement. Notwithstanding the above, the Reinsurer shall not have any right of access to the Records of the Ceding Insurer if it is not current in all undisputed payments due the Ceding Insurer. The inspecting party may obtain copies of any of the Records tendered for inspection at its own expense.

ARTICLE 25

Confidentiality

A. The Reinsurer hereby acknowledges that the documents, information and data provided to it by the Ceding Insurer, whether directly or through an authorized agent, in connection with the negotiation and execution of this Agreement (“Confidential Information”) are proprietary and confidential to the Ceding Insurer. Confidential Information shall not include documents, information or data that the Reinsurer can show:

1. are publicly known or have become publicly known through no unauthorized act of the Reinsurer;

2. have been rightfully received from a third person without obligation of confidentiality; or

3. were known by the Reinsurer prior to the placement of this Agreement without an obligation of confidentiality.

B. Absent the written consent of the Ceding Insurer, the Reinsurer shall not disclose any Confidential Information to any third parties, except:

1. when required by governmental regulators performing an audit of the Reinsurer’s records and/or financial condition;

2. when required by external auditors performing an audit of the Reinsurer’s records in the normal course of business and when the external auditors have agreed to the confidentiality provisions of this Agreement; or

3. situations where required by law or court order.

Further, the Reinsurer agrees not to use any Confidential Information for any purpose not related to the performance of its obligations or enforcement of its rights under this Agreement.

C. Notwithstanding the above, in the event that the Reinsurer is required by court order, other legal process or any regulatory or self-regulatory authority to release or disclose any or all of the Confidential Information, the Reinsurer agrees to provide the Ceding Insurer with written notice of same at least 10 calendar days prior to such release or disclosure and to use its best efforts to assist the Ceding Insurer in maintaining the confidentiality provided for in this Article 25.

D. The provisions of this Article 25 shall extend to the officers, directors, employees and agents of the Reinsurer and its affiliates, and shall be binding upon their successors and assigns.

ARTICLE 26

Exclusions

Losses relating to the Subject Business shall not include any property or associated losses subject to any of the following items (each, an “Exclusion”) (except as covered by the Loss Adjustment Expense Factor):

A. All excess of loss reinsurance assumed by the Ceding Insurer;

B. Reinsurance assumed by the Ceding Insurer under obligatory reinsurance agreements;

C. Financial guarantee and insolvency business;

D. Third party liability and medical payments business;

E. Certain losses of pools, associations and syndicates;

F. All liability of the Ceding Insurer arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund;

G. All accident and health, fidelity and surety, boiler and machinery, workers’ compensation and credit business;

H. All ocean marine business;

I. Fidelity;

J. All aviation, aerospace and satellite business;

K. All railroad business;

L. All insurances on growing or standing crops;

M. Flood and/or earthquake, when written as such;

N. Difference in conditions insurances and similar kinds of insurances, however styled, insofar as they may provide coverage for losses from the following causes:

a. Flood, surface water, waves, tidal water or tidal waves, overflow of streams or other bodies of water or spray from any of the foregoing, all whether wind driven or not, except when covering property in transit; or

b. Earthquake, landslide, subsidence or other earth movement or volcanic eruption, except when covering property in transit.

O. Mortgage impairment insurances and similar kinds of insurances, however styled;

P. Loss or damage caused by or resulting from war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law or confiscation by order of any government or public authority, but this exclusion shall not apply to loss or damage covered under a standard policy with a standard war exclusion clause;

Q. Certain nuclear risks;

R. Loss arising from pollution or environment impairment;

S. Losses in respect of overhead transmission and distribution lines and their supporting structures other than those on or within 150 meters (or 500 feet) of the insured premises. It is understood and agreed that public utilities extension and/or suppliers’ extension and/or contingent business interruption coverages are not subject to this exclusion, provided that these are not part of a transmitters’ or distributors’ policy;

T. Terrorism;

U. Mold;

V. All assessments from the FHCF;

W. Extra contractual obligations and amounts in excess of policy limits; and

X. Loss adjustment expenses incurred in investigating, processing and settling losses under the Subject Business, which will be covered only through the application of the Loss Adjustment Expense Factor.

ARTICLE 27

Notices

Any notices required to be provided under this Agreement shall be effective if provided in writing by facsimile transmission or by physical delivery to:

If to the Ceding Insurer:

Heritage Property & Casualty Insurance Company

700 Central Ave., Ste. 500

St. Petersburg, FL 33701

Attn: Bruce Lucas, Chairman & Chief Investment Officer

Phone: 727.362.7202

Email: blucas@heritagepci.com

If to the Reinsurer:

Citrus Re Ltd.

c/o Kane (Bermuda) Limited

6th Floor, Cumberland House

1 Victoria Street

Hamilton HM 11, Bermuda

Attn: Managing Director

Telephone No.: (441) 292-7505

Facsimile No.: (441) 292-1243

ARTICLE 28

Additional Cedents

The Ceding Insurer will have the right to add as ceding parties to this Agreement any entity that becomes a subsidiary or affiliate of Heritage Property & Casualty Insurance Company, only (i) to the extent the business to be ceded by such subsidiary is substantially similar to the Subject Business, (ii) only as of the beginning of each Annual Risk Period (other than the first Annual Risk Period following inclusion in the relevant Reset of Updated Exposure Data relating to the Policies of such entity included in the Subject Business), and (iii) the Ceding Insurer has delivered a certification substantially in the form attached hereto as Exhibit K (a “Certificate of Additional Cedent”) to the Reinsurer. Upon the Ceding Insurer’s compliance with clauses (i) - (iii) above, this Agreement shall cover policies written by such affiliate. The Ceding Insurer shall promptly provide notice to the Bermuda Monetary Authority of the addition of any affiliate to this Agreement. Any new such affiliate added to this Agreement pursuant to this Article 28 will be entitled to all of the rights and privileges of the Ceding Insurer and subject to all of the Ceding Insurer’s obligations hereunder.

ARTICLE 29

Errors and Omissions

A. The Reinsurer is reinsuring, subject to the terms and conditions of this Agreement, the obligations of the Ceding Insurer arising under or in conjunction with any Policy. The Ceding Insurer shall be the sole judge as to:

1. what shall constitute a claim or loss covered under any Policy;

2. the Ceding Insurer’s liability thereunder;

3. the amount or amounts that it shall be proper for the Ceding Insurer to pay thereunder.

B. The Reinsurer shall be bound by the judgment of the Ceding Insurer as to the obligation(s) and liability(ies) of the Ceding Insurer under any Policy.

C. Any inadvertent error, omission or delay in complying with the terms and conditions of this Agreement shall not be held to relieve either party hereto from any liability that would attach to it hereunder if such error, omission or delay had not been made; provided, that such act, delay, omission or error shall not impose any greater liability on the Reinsurer than would have attached hereunder if such act, delay, omission or error had not occurred, and such error, omission or delay is rectified immediately upon discovery by the responsible party.

ARTICLE 30

Insolvency

A. This Article 30 and the laws of the domiciliary state shall apply in the event of insolvency of either party to this Agreement. In the event of a conflict between provision of this Article and the laws of the domiciliary state of any company covered hereunder, that domiciliary state’s laws shall prevail.

B. In the event of the insolvency of the Ceding Insurer, this reinsurance (or the portion of any risk or obligation assumed by the Reinsurer, if required by applicable law) shall be payable directly to the Ceding Insurer, or to its liquidator, receiver, conservator or statutory successor, either: (i) on the basis of the liability of the Ceding Insurer, or (ii) on the basis of claims filed and allowed in the liquidation proceeding, whichever may be required by applicable statute without diminution because of the insolvency of the Ceding Insurer or because the liquidator, receiver, conservator or statutory successor of the Ceding Insurer has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Ceding Insurer shall give written notice to the Reinsurer of the pendency of a claim against the Ceding Insurer indicating the Policy reinsured, which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses that it may deem available to the Ceding Insurer or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against the Ceding Insurer as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit that may accrue to the Ceding Insurer solely as a result of the defense undertaken by the Reinsurer.

C. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Ceding Insurer.

D. As to all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement, the reinsurance shall be payable as set forth above by the Reinsurer to the Ceding Insurer or to its liquidator, receiver, conservator or statutory successor, except (i) where the Agreement specifically provides another payee in the event of the insolvency of the Ceding Insurer, and (ii) where the Reinsurer, with any consent required by any insurance regulatory body and the direct insured or insureds, has assumed such Policy obligations of the Ceding Insurer as direct obligations of the Reinsurer to the payees under such Policies and in substitution for the obligations of the Ceding Insurer to such payees. In that event only, and if the Ceding Insurer is entirely released from its obligations under such Policies, the Reinsurer shall pay any loss directly to payees under such Policies.

ARTICLE 31

Arbitration

A. As a condition precedent to any right of action hereunder, any irreconcilable dispute arising out of the interpretation, performance or breach of this Agreement, including the formation or validity thereof, whether arising before or after the expiry or termination of this Agreement, shall be submitted for decision to a panel of three arbitrators. Notice requesting arbitration will be in writing and sent by certified mail, return receipt requested, or such reputable courier service as is capable of returning proof of receipt of such notice by the recipient to the party demanding arbitration.

B. One arbitrator shall be appointed by each party. If either party fails to appoint its arbitrator within 30 days after being requested to do so by the other party, the latter, after 10 days notice by certified mail or reputable courier as provided above of its intention to do so, may appoint the second arbitrator.

C. The two arbitrators shall, before instituting the hearing, appoint an impartial third arbitrator who shall preside at the hearing. If the two arbitrators are unable to agree upon the third arbitrator within 30 days of their appointment, the Ceding Insurer shall petition the American Arbitration Association to appoint the third arbitrator. If the American Arbitration Association fails to appoint the third arbitrator within 30 days of being requested to do so, either party may request a district court judge of the federal district court having jurisdiction over the geographical area in which the arbitration is to take place, or if the federal court declines to act, the state court having general jurisdiction in such area to select the third arbitrator from a list of six individuals (three named by each arbitrator previously appointed). All arbitrators shall be disinterested active or former senior executives of insurance or reinsurance companies or Underwriters at Lloyd’s, London.

D. Within 30 days after notice of appointment of all arbitrators, the panel shall meet and determine timely periods for briefs, discovery procedures and schedules for hearings. The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence. Unless the panel agrees otherwise, arbitration shall take place in St. Petersburg, Florida, but the venue may be changed when deemed by the panel to be in the best interest of the arbitration proceeding. Insofar as the arbitration panel looks to substantive law, it shall consider the law of the State of Florida. The decision of any two arbitrators when rendered in writing shall be final and binding. The panel is empowered to grant interim relief as it may deem appropriate.

E. The panel shall make its decision considering the custom and practice of the applicable insurance and reinsurance business as promptly as possible following the termination of the hearings. Judgment upon the award may be entered in any court having jurisdiction thereof.

F. Any claims asserted by a party against any other party with respect to this Agreement or any agreement related to this Agreement shall be asserted in a single arbitration proceeding, and it is agreed that if such claims are asserted in more than one arbitration proceeding, that the claims shall be consolidated in a single arbitration proceeding, to be heard by the first arbitration panel that is appropriately selected and constituted. The parties hereto further agree that any arbitration under this Agreement shall, at the sole option of any party, be consolidated with any other arbitration relating to the reinsurance program to which this Agreement pertains.

G. Each party shall bear the expense of the arbitrator appointed by or for it and shall jointly and equally bear with the other party the cost of the third arbitrator. The remaining costs of the arbitration shall be allocated by the panel. The panel may, at its discretion, award such further costs and expenses as it considers appropriate, including but not limited to attorneys fees, to the extent permitted by law. However, the panel may not award any exemplary or punitive damages.

ARTICLE 32

Service of Suit

(Notwithstanding anything else in this Article, this Article is not intended to conflict with or override the obligation of the parties to arbitrate their disputes in accordance with the Arbitration Article.)

A. In the event of the failure of the Reinsurer to perform its obligations hereunder, the Reinsurer, at the request of the Ceding Insurer, shall submit to the exclusive jurisdiction of any federal or Florida State court located in the State of Florida. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. The Reinsurer, once the appropriate court is selected, whether such court is the one originally chosen by the Ceding Insurer and accepted by the Reinsurer or is determined by removal, transfer, or otherwise, as provided for above, shall comply with all requirements necessary to give said court jurisdiction and, in any suit instituted against the Reinsurer upon this Agreement, shall abide by the final decision of such court or of any appellate court in the event of an appeal.

B. Service of process in such suit may be made upon the agent for the service of process named below. CT Corporation System, 1200 S Pine Island Rd # 250, Plantation, FL 33324, is hereby appointed as attorney-in-fact for the Reinsurer and shall be authorized and directed to accept service of process on behalf of the Reinsurer in any such suit.

C. Further, pursuant to any statute of any state, territory or district of the United States that makes provision therefor, the Reinsurer hereby designates the Insurance Commissioner of the State of Florida, or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceedings instituted by or on behalf of the Ceding Insurer or any beneficiary hereunder arising out of this Agreement, and hereby designates the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.

ARTICLE 33

Governing Law and Jurisdiction

A. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, exclusive of conflict of law rules.

B. Jurisdiction. With respect to any suit, action or proceeding relating to this Agreement, each party hereto irrevocably:

1. submits to the exclusive jurisdiction of any federal or Florida State court located in the State of Florida;

2. waives any objection which it may have at any time to the laying of venue of any suit, action or proceeding brought in any such court, waives any claim that such proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such suit, action or proceeding, that such court does not have any jurisdiction over such party; and

3. waives any claim to punitive, exemplary or multiplied damages from the other.

ARTICLE 34

Entire Agreement

This Agreement and the Basic Documents set forth all of the rights, duties and obligations between the Ceding Insurer and the Reinsurer with respect to the subject matter hereof and supersede any and all prior or contemporaneous negotiations, commitments, agreements and understandings, both written and oral, between the parties with respect to matters referred to in this Agreement. This Agreement may not be modified or changed except by an amendment to this Agreement in writing signed by both parties.

ARTICLE 35

Non-Waiver

The failure of the Ceding Insurer or the Reinsurer to insist on compliance with this Agreement or to exercise any right or remedy hereunder shall not constitute a waiver of any rights contained in this Agreement nor prevent either party from thereafter demanding full and complete compliance nor prevent either party from exercising such remedy in the future.

ARTICLE 36

Mode of Execution

A. This Agreement may be executed by:

1. an original written ink signature of paper documents;

2. an exchange of facsimile or .pdf copies showing the original written ink signature of paper documents; or

3. electronic signature technology employing computer software and a digital signature or digitizer pen pad to capture a person’s handwritten signature in such a manner that the signature is unique to the person signing, is under the sole control of the person signing, is capable of verification to authenticate the signature and is linked to the document signed in such a manner that if the data is changed, such signature is invalidated.

B. The use of any one or a combination of these methods of execution shall constitute a legally binding and valid signing of this Agreement. This Agreement may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original, but such counterparts shall together constitute but one and the same instrument.

[Signature pages follow]

IN WITNESS WHEREOF, the Reinsurer and Ceding Insurer have caused this Agreement to be executed by its duly authorized representative(s) this 17th day of April, in the year of 2014.

HERITAGE PROPERTY & CASUALTY INSURANCE COMPANY

By:
Name:	RICHARD A. WIDDICOMBE
Title:	PRESIDENT

CITRUS RE LTD.

By:
Name:
Title:

Signature page to Property Catastrophe Excess of Loss Reinsurance Agreement

IN WITNESS WHEREOF, the Reinsurer and Ceding Insurer have caused this Agreement to be executed by its duly authorized representative(s) this 17th day of April, in the year of 2014.

HERITAGE PROPERTY & CASUALTY INSURANCE COMPANY

By:
Name:
Title:

CITRUS RE LTD.

By:
Name:	Emma Atherton
Title:	Alternate Director

Signature page to Property Catastrophe Excess of Loss Reinsurance Agreement